SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Second Amendment”) is executed and entered into this 18th day of December, 2006 by and between CTI Industries Corporation, an Illinois corporation and CTI Helium, Inc., an Illinois corporation (collectively the “Borrower”) and Charter One Bank, N.A., a national banking association (“Bank”) and amends, as of the effective date hereof, the Loan and Security Agreement between the parties dated February 1, 2006, as amended by the First Amendment to Loan and Security Agreement dated June 28, 2006 (collectively the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

For and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Loan Agreement is hereby amended as follows:

1. The definition of “Borrowing Base Amount” in Section 1 of the Loan Agreement shall be amended in its entirety to read as follows:

“Borrowing Base Amount” shall mean:

(a) an amount equal to eighty-five percent (85%) of the net amount (after deduction of such reserves and allowances as the Bank deems proper and necessary including reasonable reserves for royalty fees payable by Borrower and for dilution) of all Eligible Accounts other than Eligible Foreign Accounts; plus

(b) the lesser of (i) an amount equal to ninety percent (90%) of the net amount (after deduction of such reserves and allowances as the Bank deems proper and necessary) of all Eligible Foreign Accounts; and (ii) One Million and No/100 Dollars ($1,000,000.00); plus

(c) the lesser of (i) an amount equal to sixty percent (60%) of the lower of cost or market value (after deduction of such reserves and allowances as the Bank deems proper and necessary) of all Eligible Inventory; and (ii) Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00); plus

(d) during the period beginning on December 18, 2006 and ending on January 31, 2007 only, an amount equal to Four Hundred Thousand and No/100 Dollars ($400,000.00) (the “Excess Borrowing Base Amount”). The Excess Borrowing Base Amount shall be used solely to purchase raw materials related to the Dollar Store’s Valentine’s Day balloon order.

2. The definition of “Revolving Loan Commitment” in Section 1 of the Loan Agreement shall be amended in its entirety to read as follows:

“Revolving Loan Commitment” shall mean Seven Million and No/100 Dollars ($7,000,000.00).

3. Section 10.4 of the Loan Agreement shall be amended in its entirety to read as follows:

10.4 Fixed Charge Coverage. As of the end of each fiscal quarter, the Borrower and its Subsidiaries shall maintain a ratio of (a) the total for the Computation Period (as defined below) ending on the last day of such fiscal quarter of EBITDA minus the sum of all income taxes paid in cash by the Borrower and its Subsidiaries and all Capital Expenditures which are not financed with Funded Debt (but excluding Capital Expenditures approved by Bank in advance which are funded through the Contribution to Capital of Cornell Capital), to (b) the sum for such Computation Period of (i) Interest Charges plus (ii) required payments of principal of Borrower’s Funded Debt (including the Term Loan and Mortgage Loan, but excluding the Revolving Loans) for such period, of not less than 1.15 to 1.00. The “Computation Period” as used herein shall mean six months for the quarter ending June 30, 2006, nine months for the quarter ending September 30, 2006 and twelve months.

4. The effectiveness of this Second Amendment is subject to the satisfaction of all of the following conditions precedent:

(a) Bank shall have accepted this Second Amendment in the spaces provided for that purpose below.

(b) The Guaranties shall have been amended and reaffirmed by the Guarantors.

(c) The Bank shall have received from the Borrower a new Revolving Note in the amount of up to $7,000,000.00.

(d) The Borrower shall be in full compliance with the terms of the Loan Documents and no Event of Default or Unmatured Event of Default shall have occurred or be continuing after giving effect to this Second Amendment.

(e) Borrower shall have paid Bank a commitment fee of $2,500.00.

(f) Borrower shall have delivered certified copies of Board of Director resolutions authorizing this Second Amendment.

(g) All other legal matters incident to the execution and delivery hereof contemplated hereby and to the transaction contemplated hereby (including the delivery of ancillary documentation requested by Bank) shall be satisfactory to Bank and its counsel.

Upon the date all of the foregoing conditions precedent have been satisfied, this Second Amendment shall take effect. Thereupon, the Bank shall cancel and return to the Borrower the existing Revolving Note in the amount of $6,500,000.00.

5. To the extent the terms of this Second Amendment conflict with the terms of the Loan Agreement, the terms hereof shall be controlling. Except as specifically amended hereby, the Loan Agreement shall remain unchanged and in full force and effect. The Loan Agreement, as amended hereby, and all rights and powers created thereby and thereunder are in all respects ratified and confirmed. This Second Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts and each such counterpart shall be deemed an original, but all such counterparts together shall constitute but one and the same Second Amendment. This Second Amendment shall be binding upon and inure to the benefit of the Bank and the Borrower, and their respective successors and assigns. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Illinois.

IN WITNESS WHEREOF the parties hereto have caused this Second Amendment to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWER:

CTI Helium, Inc.	CTI Industries Corporation

By: /s/ Howard W. Schwan	By: /s/ Howard W. Schwan
Title: President	Title: President

BANK

Charter One Bank, N.A.

By: /s/ Erica A. Scully
Title: Vice President

[Second Amendment to Loan and Security Agreement]